                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                             (Amendment No. ___)*


                              DURECT Corporation
                              ------------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                   266605104
                                   ---------
                                (CUSIP Number)


                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                [_]   Rule 13d-1(b)

                [_]   Rule 13d-1(c)

                [x]   Rule 13d-1(d)


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

     The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP No. 266605104                     13G                    Page 2 of 5 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                                             Alza Corporation
                                                             77-0142070
--------------------------------------------------------------------------------
2    CHECKTHE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           N/A                           (a)
                                                                         (b)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                             Delaware
--------------------------------------------------------------------------------
      NUMBER OF           5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                                            7,600,000
      OWNED BY
         EACH             ------------------------------------------------------
      REPORTING           6  SHARED VOTING POWER
        PERSON
         WITH                                                0
                          ------------------------------------------------------
                          7  SOLE DISPOSITIVE POWER

                                                             7,600,000
                          ------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                                              0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                       7,600,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                           N/A
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



                                                          15.98%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*


                                                                       CO
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 266605104                   13G                      Page 3 of 5 Pages
-------------------                                            -----------------


Item 1(a):  NAME OF ISSUER
---------

            DURECT Corporation

Item 1(b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
---------

            10240 Bubb Rd.
            Cupertino, CA  95014

Item 2(a):  NAME OF PERSON FILING
---------

            Alza Corporation

Item 2(b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE
---------

            1900 Charleston Rd.
            Mountain View, CA  94309

Item 2(c):  CITIZENSHIP
---------

            Delaware

Item 2(d):  TITLE OF CLASS OF SECURITIES
---------

            Common Stock, $0.0001 par value

Item 2(e):  CUSIP NUMBER
---------

            266605104

Item 3:     N/A
------

-------------------                                            -----------------
CUSIP No. 266605104                     13G                    Page 4 of 5 Pages
-------------------                                            -----------------

Item 4:  OWNERSHIP
------

          The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by Alza Corporation is set forth in the following table:

                                                                                 Power to Vote            Power to Dispose
                                                                              --------------------     ---------------------
                                       No. of Securities
              Person                  Beneficially Owned      % of Class      Sole          Shared      Sole          Shared
              ------                  ------------------      ----------    ----------     --------   -----------    --------
Alza Corporation (1)                       7,600,000            15.98 %      7,600,000         0        7,600,000       0

     (1) Includes 1,000,000 shares that may be issued upon the exercise of a warrant that is immediately exercisable.

Item 5:    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

           If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [_]

Item 6:    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------

                     N/A

Item 7:    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
------
           THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                     N/A

Item 8:    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------

                     N/A

Item 9:    NOTICE OF DISSOLUTION OF GROUP
------

                     N/A

Item 10:   CERTIFICATION
-------

                     N/A

-------------------                                            -----------------
CUSIP No. 266605104                   13G                      Page 5 of 5 Pages
------------------                                             -----------------


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 14, 2001
-----------------
Date

Alza Corporation

By:  /s/ Peter D. Staple
     -------------------
     Peter D. Staple
     Executive Vice President